EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 12th day of December, 2011 to be effective as of the 1st  day of January, 2012 (the “Effective Date”), by and between Cosi, Inc., a Delaware corporation (the “Employer” or the “Company”), and Carin Stutz, an individual (the “Executive”).

WHEREAS, the Employer and the Executive desire to enter into this Agreement to set out the terms and conditions for the employment relationship of the Executive with the Employer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.           Employment Agreement. On the terms and conditions set forth in this Agreement, the Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3. Terms used herein with initial capitalization not otherwise defined are defined in Section 24.

2.           Term. The initial term of employment under this Agreement shall be for a five-year period commencing on the Effective Date (the “Initial Term”). The term of employment shall be automatically extended for an additional consecutive 12-month period (the “Extended Term”) on January 1, 2017 and thereafter each subsequent January 1, unless and until the Employer or Executive provides written notice to the other party in accordance with Section 11 hereof not less than 60 days before such anniversary date that such party is electing not to extend the term of employment under this Agreement (“Non-Renewal”), in which case the term of employment hereunder shall end as of the end of such Initial Term or Extended Term, as the case may be, unless sooner terminated as hereinafter set forth. Such Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Period.”

3.           Position and Duties. During the Employment Period, the Executive shall serve as the President and Chief Executive Officer of the Company.  In such capacities, prior to any Change in Control, the Executive shall report and be responsible to the Company’s Board of Directors (“Board”) and shall have the duties and responsibilities of the President and Chief Executive Officer of the Company, as set forth in its By-Laws, subject to the power of the Board to expand or limit such duties and responsibilities.  Executive shall also be nominated to be a member of the Board, with her membership to continue subject to a vote of the shareholders of the Company.  The Executive shall devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Employer; provided that, the Executive shall be entitled to serve as a member of the board of a reasonable number of other companies, to serve on civic, charitable, educational, religious, public interest or public service boards (all of which shall be “Civic Boards”, and provided the total number of such Civic Boards on which Executive may serve shall not exceed three (3) at any time), and to manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder.

4.           Place of Performance. During the Employment Period, the Executive’s primary place of employment shall be the Company’s executive offices in Deerfield, Illinois, except for reasonable travel on the Employer’s business consistent with the Executive’s position. Within a reasonable period of time following the sale of Executive’s primary residence in Dallas, Texas, Executive shall maintain a primary residence no more than sixty (60) miles distant from the Company’s executive offices in Deerfield, Illinois.

5.           Compensation and Benefits; Options; Change in Control.

(a)           Base Salary. The Company shall pay to the Executive a base salary (the “Base Salary”) of no less than the rate of $460,000 per calendar year, less applicable deductions, and prorated for any partial year. The Base Salary shall be reviewed for increase by the Company no less frequently than annually and shall be increased in the discretion of the Company and any such adjusted Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Employer’s regular payroll procedures.

(b)           Annual Bonus. For each calendar year that ends prior to a Change in Control, the Executive may receive an annual bonus in an amount determined reasonably and in good faith by the Company based upon the Company’s overall performance and the performance of the Executive, in an amount up to 100% of Base Salary and up to 50,000 shares of Restricted Stock or Restricted Stock Units.  Consistent with the Company’s then existing stock incentive plan, the Board shall determine the nature and amount of any such equity bonus award.  Prior to the end of the first fiscal quarter of 2012, and thereafter prior to the end of the first fiscal quarter for every calendar year during the Employment Period, Executive and the Board will confer to set targets, metrics, and goals for Company and Executive performance for purposes of determining Executive’s bonus.  To the extent Restricted Stock or Restricted Stock Units or some other form of equity award may be awarded Executive as a bonus hereunder, such Restricted Stock or Restricted Stock Units shall vest 20% per annum and shall otherwise be subject to the terms of the Company’s then existing Incentive Compensation Award Plan and the award documents for each such bonus award.  It is understood and agreed that during the Employment Period, Executive shall retain, and shall not transfer or assign, at least 50% of any vested portions of Restricted Stock or Restricted Stock Units or other equity award granted as a bonus award, with respect to which restrictions on transfer, sale, or assignment may have lapsed.  Any annual bonus payable to the Executive hereunder shall be paid at the time bonuses are otherwise paid to other executive officers of the Employer, (but in any event, by March 15 of the calendar year) following the year with respect to which such annual bonus is earned.

(c)           Vacation; Benefits. During the Employment Period, the Executive shall be entitled to four weeks vacation annually. In addition, the Employer shall provide to the Executive employee benefits and perquisites comparable to those provided to other executives of the Employer. Subject to the terms of this Agreement, all benefits are provided at the Employer’s sole discretion. Subject to the terms of this Agreement, the Employer shall have the right to change insurance carriers and to adopt, amend, terminate or modify employee benefit plans and arrangements at any time and without the consent of the Executive.

(d)           Additional Consideration.  In further consideration of her entering into this Agreement, the Company shall, on or before January 14, 2012 , grant Executive 1 million shares of Restricted Stock or Restricted Stock Units, consistent with the Company’s then existing stock incentive plan,  subject to the following vesting:

(i)           20% of such grant shall vest upon the occurrence of both of the following conditions: 1) Executive shall have been continuously employed by the Company for at least one year, and 2) the closing price of the Company’s Common Stock shall have exceeded $1.25 (as adjusted for stock splits or similar events) for a period of 30 consecutive trading days.

(ii)           A further 20% shall vest upon the occurrence of both of the following conditions: 1) Executive shall have been continuously employed by the Company for at least two years, and 2) the closing price of the Company’s Common Stock shall have exceeded $2.00 (as adjusted for stock splits or similar events) for a period of 30 consecutive trading days.

(iii)           A further 20% shall vest upon the occurrence of both of the following conditions: 1) Executive shall have been continuously employed by the Company for at least three years and 2) the closing price of the Company’s Common Stock shall have exceeded $2.75 (as adjusted for stock splits or similar events) for a period of 30 consecutive trading days.

(iv)           A further 20% shall vest upon the occurrence of both of the following conditions: 1) Executive shall have been continuously employed by the Company for at least four years, and 2) the closing price of the Company’s Common Stock shall have exceeded $3.50 (as adjusted for stock splits or similar events) for a period of 30 consecutive trading days.

(v)           The final 20% shall vest upon the occurrence of both of the following conditions: 1) Executive shall have been continuously employed by the Company for at least five years, and 2) the closing price of the company’s Common Stock shall have exceeded $4.50 (as adjusted for stock splits or similar events) for a period of 30 consecutive trading days.

It is understood and agreed that so long as the time vesting condition has been satisfied, the performance vesting condition may be satisfied at any time provided Executive remains continuously employed by the Company through and including the vesting date.

It is understood and agreed that throughout the Employment Term Executive shall  retain, and shall not transfer or assign, at least 50% of all such Restricted Stock or Restricted Stock Units with respect to which restrictions on transfer, sale or assignment may have lapsed.

(f)           Change in Control.  Immediately prior to the occurrence of a Change in Control and contingent upon the occurrence of a Change in Control, all unvested Restricted Stock, Restricted Stock Units, or other similar rights held by Executive shall immediately vest.

6.           Expenses. The Employer shall reimburse the Executive for all expenses reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Employer promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.   The Company shall reimburse Executive for all reasonable out of pocket expenses incurred in her  relocation from Dallas, Texas to the vicinity of Deerfield, Illinois to a maximum of $100,000, upon presentation by Executive of an itemized account including reasonable substantiation of such expenses.  In addition, promptly following the effective date of this Agreement, the Company shall designate an independent real estate appraiser, who shall provide the Company and the Executive with an appraised market value for Executive’s current primary residence located in Dallas, Texas.  It is understood and agreed that there currently is no mortgage or other secured interest on or with respect to that residence and that none shall be placed on it prior to its sale.  Promptly following the effective date of this Agreement, Executive shall execute all papers customary in form reasonably necessary to place Company in charge of the sale process of Executive’s Dallas, Texas primary residence, and Company, in good faith and at its discretion, shall manage the sale process for the residence to minimize the time period to accomplish the sale.  Company shall guarantee that as proceeds from the sale, Executive receives no less than the appraised market value as determined by the appraisal rendered hereunder, net of market standard sales commission; any amount received above the appraisal value rendered hereunder shall be for the benefit of Executive payable at closing; any amount by which the sales price is less than the appraised value rendered hereunder shall be the Company’s risk to bear, and in the event of a sale for less than appraised market value the Company shall pay Executive the difference between the appraised market value rendered hereunder and sales price received net of market standard sales commission within three (3) business days following closing of the sale.  During the course of the sales process, Company shall pay the carrying costs of the property including only taxes, insurance (as currently in effect), electric, gas, water and security, all if any.  The Company or another party at the Company’s direction shall purchase Executives’ primary residence located in Dallas, Texas at the appraised market value as determined by the appraisal rendered hereunder, net of market standard sales commission, on the one hundred eightieth (180th) day following the Effective Date of this Agreement if a sale does not otherwise close before that date.

7.           Confidentiality, Non-Disclosure and Non-Competition Agreement. The Employer and the Executive acknowledge and agree that during the Executive’s employment with the Employer, the Executive will have access to and may assist in developing Company Confidential Information and will occupy a position of trust and confidence with respect to the Employer’s affairs and business and the affairs and business of the Company Affiliates. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Company Confidential Information and to protect the Employer and the Company Affiliates against harmful solicitation of employees and customers and vendors, harmful competition and other actions by the Executive that would result in serious adverse consequences for the Employer and the Company Affiliates:

(a)           Non-Disclosure. During and after the Executive’s employment with the Employer, the Executive will not knowingly use, disclose or transfer any Company Confidential Information other than as authorized in writing by the Employer or within the scope of the Executive’s duties with the Employer. Anything herein to the contrary notwithstanding, the provisions of this Section 7(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator or administrative or legislative body (including any committee thereof) with actual jurisdiction to order the Executive to disclose or make accessible any information; (ii) with respect to any other litigation, or arbitration  involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 7(a); (iv) as to information that is or becomes available to the Executive on a non-confidential basis from a source which is entitled to disclose it to the Executive; or (v) as to information that the Executive possessed prior to the commencement of employment with the Employer.

(b)           Materials. The Executive will not remove any Company Confidential Information or any other property of the Employer or any Company Affiliate from the Employer’s premises or make copies of such materials except for normal and customary use in the Employer’s business.  The Executive will return to the Employer all Company Confidential Information and copies thereof and all other property of the Employer or any Company Affiliate at any time upon the request of the Employer and in any event promptly after termination of Executive’s employment. The Executive agrees to identify and return to the Employer any copies of any Company Confidential Information after the Executive ceases to be employed by the Employer. Anything to the contrary notwithstanding, nothing in this Section 7 shall prevent the Executive from retaining a home computer, papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to her compensation or relating to reimbursement of expenses, information that she reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to her employment.

(c)           No Solicitation or Hiring of Employees. During the Non-Compete Period, the Executive shall not solicit, entice, persuade or induce any individual who is employed by the Employer or the Company Affiliates (or who was so employed within 180 days prior to the Executive’s action) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Employer or the Company Affiliates, and the Executive

shall not hire, directly or indirectly, as an employee, consultant or otherwise, any such person.

(d)           Non-Competition.

(i)           During the Non-Compete Period, the Executive shall not, directly or indirectly, (A) provide services to any entity if (i) the entity Competes With the Employer or (ii) the services to be provided by the Executive are Competitive with the Employer and substantially similar to those previously provided by the Executive to the Employer; or (B) own an interest in any entity described in subsection (A)(i) immediately above; provided, however, that Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as her direct holdings in any such entity shall not in the aggregate constitute more than 5% of the voting power of such entity.  The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Non-Compete Period, she will provide a copy of Sections 7 and 24 of this Agreement to such entity, and identify that this Agreement is with Cosi, Inc..  The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Employer, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Employer and equitable enforcement of the covenant would be proper.

(ii)           If the restrictions contained in Section 7(d)(i) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 7(d)(i) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.

(e)           Publicity. During the Employment Period, the Executive hereby grants to the Employer the non-exclusive right to use, in a reasonable and appropriate manner, the Executive’s name and likeness, without additional consideration, on, in and in connection with technical, marketing or disclosure materials, or any combination thereof, published by or for the Employer or any Company Affiliate.

(f)           Conflicting Obligations and Rights. The Executive agrees to inform the Employer of any apparent conflicts between the Executive’s work for the Employer and any obligations the Executive may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Employer’s behalf. The Employer shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.  Executive represents that she is not party to any agreement restricting in any way her right to enter into this Employment Agreement or to provide services to the Company hereunder.

(g)           Enforcement. The Executive acknowledges that in the event of any breach of this Section 7, the business interests of the Employer and the Company Affiliates will be irreparably injured, the full extent of the damages to the Employer and the Company Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Employer and the Company Affiliates, and the Employer will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Executive understands that the Employer may at its sole and exclusive option waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Employer’s right to enforce any other requirements or provisions of this Agreement. The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement. The Executive further agrees that any breach of this Agreement by the Employer prior to the Date of Termination shall not release the Executive from compliance with her obligations under this Section 7.

8.           Termination of Employment.

(a)           Permitted Terminations. The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(i)           Death. The Executive’s employment hereunder shall terminate upon the Executive’s death;

(ii)           By the Employer. The Employer may terminate the Executive’s employment:

(A)           Disability. If the Executive shall have been substantially unable to perform the Executive’s material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for 180 consecutive days or 270 days in any 24-month period (a “Disability”) (provided, that until such termination, the Executive shall continue to receive her compensation and benefits hereunder, reduced by any benefits payable to him under any disability insurance policy or plan applicable to him or her); or

 (B)           Other. For Cause or without Cause;

(iii)           By the Executive. The Executive may terminate her employment for any reason or for no reason, upon sixty (60) days notice to the Board.  During such sixty (60) day period, Executive shall continue to be employed by the Company, owing it a duty of sole and exclusive loyalty, and shall provide such services at such places as the Board may direct, it being understood and agreed that the Board may direct Executive not to come to the Company’s executive offices or other facilities during such sixty (60) day period.

(b)           Termination. Any termination of the Executive’s employment by the Employer or the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with this Section and Section 11 hereof. Termination of the Executive’s employment shall take effect on the Date of Termination. The Executive agrees, in the event of any dispute under Section 8(a)(ii)(A) as to whether a Disability exists, and if requested by the Employer, to submit to a physical examination by a licensed physician selected by mutual consent of the Employer and the Executive, the cost of such examination to be paid by the Employer. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. This Section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act and any applicable state or local laws.

9.           Compensation Upon Termination.

(a)           Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, this Agreement and the Employment Period shall terminate without further notice or any action required by the Employer or the Executive’s legal representatives. Upon the Executive’s death, the Employer shall pay or provide the following:

Accrued Benefits. The Employer shall pay to the Executive’s legal representative or estate, as applicable, the Accrued Benefits and the rights of the Executive’s legal representative or estate with respect to equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement.

Except as set forth herein, the Employer shall have no further obligations to Executive under this Agreement.

(b)           Disability. If the Employer terminates the Executive’s employment during the Employment Period because of the Executive’s Disability pursuant to Section 8(a)(ii)(A), (i) the Employer shall pay to the Executive the Executive’s Base Salary due through the Date of Termination, in a single lump sum within fifteen (15) days following the Date of Termination if not previously paid (ii) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination at the time such payments are due, and (iii) the rights of the Executive or her legal representative to all outstanding equity awards held by the Executive immediately prior to her termination shall be governed by the terms of the related term or award agreement. Except as set forth herein, the Employer shall have no further obligations to the Executive under this Agreement.

(c)           Termination by the Employer for Cause or by Executive’s Resignation. If, during the Employment Period, the Employer terminates the Executive’s employment for Cause pursuant to Section 8(a)(ii)(B) or the Executive resigns her employment under circumstances not constituting Good Reason, the Employer shall pay to the Executive the Executive’s Base Salary due through the Date of Termination in a single lump sum within fifteen (15) days following the Date of Termination if not previously paid and all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, and the Executive’s rights with respect to equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement. Without limiting the foregoing, any unvested Restricted Stock or Restricted Stock Units or similar equity awards previously granted and any such  scheduled to be granted under Section 5 on or after the Date of Termination shall be forfeited by the Executive. Except as set forth herein, the Employer shall have no further obligations to the Executive under this Agreement.

(d)           Termination by the Employer without Cause or by Executive for Good Reason. Subject to Section 9(e), if at any time the Employer terminates the Executive’s employment other than for Cause or Disability pursuant to Section 8(a) (i) or Executive terminates Executive’s employment for Good Reason, the Employer shall pay the Executive (A) the Executive’s Base Salary due through the Date of Termination, in a single lump sum within fifteen (15) days following the Date of Termination if not previously paid (B) an amount equal to a pro rata portion (based upon the number of days the Executive was employed during the calendar year in which the Date of Termination occurs) of any accrued but unpaid annual bonus, (C) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, in each case at the time such payments are due and (D) an amount equal to 12 months of Base Salary, provided that if such termination occurs prior to the first anniversary of the Effective Date, then such amount shall be equal to 24 months of Base Salary less the number of full months elapsed from the Effective Date through the Date of Termination; (ii) all equity or equity-related awards held by, or credited to, the Executive (including Restricted Stock Awards, Restricted Stock Units or similar awards) which would have vested in the six months following the Date of Termination shall immediately vest and, if applicable, become exercisable, and (iii) the Executive and her covered dependents shall be entitled to continued participation on the same terms and conditions as applicable immediately prior to the Executive’s Date of Termination for the lesser of (A) 12 months or (B) the balance of the Employment Period in such medical, dental, hospitalization and life insurance coverages in which the Executive and her eligible dependents were participating immediately prior to the Date of Termination and shall thereafter be entitled to COBRA continuation to the extent authorized under then controlling law. Notwithstanding anything herein to the contrary, in the event Executive is a “highly compensated individual” within the meaning of Internal Revenue Code Section 105(h) and the Employer’s health insurance plan in which Executive participates is subject to Internal Revenue Code Section 105(h)  as of the Date of Termination, she will be responsible for payment of one hundred percent of the cost of coverage on an after-tax basis during the period referred to in (iii) above.   The Employer shall pay to Executive within ten (10) days following the Date of Termination a lump sum payment (the “Health Plan Gross Up”) equal to the amount sufficient to cause the Executive, after paying all Federal, state and local income, earnings and employment taxes on the Health Plan Gross Up, to have remaining an amount equal to the aggregate Employer subsidy that would have been provided for Executive’s benefit during the period referred to in (iii) above if:  (x) Executive were to maintain during the period referred to in (iii) above the same the level of medical, dental and vision coverage, if any, that was in effect for the Executive on the

Date of Termination; and  (y) the level of Employer subsidy  in effect on the Date of Termination for the level of medical, dental and vision coverage, if any, that was in effect for the Executive on the Date of Termination remained in effect.  The calculation of this additional payment will be made based on the assumption that the Executive pays Federal, state and local income and earnings taxes at the highest marginal rate of tax in each case. In the event that Code Section 105(h) shall no longer be in effect as of the Date of Termination, and at such Date of Termination there exists a federal statutory provision of  purpose and scope substantially similar to Code Section 105(h) as it currently exists which provision does not result in costs (including for a Health Care Gross Up payment to Executive) for the Employer materially greater than those under current Code Section 105(h), the Employer shall pay to Executive a Health Plan Gross Up, if such complies with then controlling law, on terms and conditions similar to those that would be applicable hereunder were Code Section 105 (h) to continue in its current form in full force and effect. The Employer shall have no obligation to pay a Health Plan Gross Up in the event the current terms and conditions of Code Section 105 (h) change ,or any successor statutory provision is materially different from the terms and conditions of current Code Section 105(h),   in a manner resulting in materially greater costs to the Employer (including for a Health Care Gross Up payment to the Executive) than those under current Code Section 105 (h).

(e)           Change in Control. If there is (i) a termination of the Executive’s employment by the Employer other than for Cause or Disability pursuant to Section 8(a) or by Executive under circumstances constituting Good Reason in the one-year period after a Change in Control; or (ii) a termination of the Executive’s employment by the Employer prior to a Change in Control if the termination was at the request of a third party or otherwise arose in anticipation of a Change in Control, the Executive shall receive benefits set forth in Section 9(d), except that in lieu of the payment under Section 9(d)(i)(D), the Executive shall receive after the termination of her employment an amount equal to twice the Executive’s Base Salary and any accrued but unpaid bonus earned by the Executive. Notwithstanding anything to the contrary herein, this Section 9(e) shall not apply if Executive’s employment is terminated due to her death.  If, at the time a payment is made or benefit provided under this Agreement or otherwise by the Company (individually, a “payment” and collectively, the “Payments”), the Company, in its sole discretion but acting in good faith, reasonably determines that the Payments will give rise to “excess parachute payments” within the meaning of section 280G of the Internal Revenue Code (“Code”) and would subject the Executive to the excise tax imposed under section 4999 of the Code, the Company will make an additional Payment to the Executive.  This additional payment (the “Gross-Up Payment”) will be in an amount sufficient to cause the Executive, after paying all Federal, state and local income, excise and employment taxes (but not including the tax under section 4999 of the Code) on all Payments (but not including the Gross-Up Payment), to have remaining the same amount as would remain after the Executive paid all Federal, state and local income and employment taxes (but was not subject to the tax under section 4999 of the Code) on all Payments (but not including the Gross-Up Payment).  The calculation of the Gross-Up Payment will be made assuming that the Executive pays Federal, state and local income taxes at the highest marginal rate of tax in each case.  The Gross-Up Payment will be paid to or on behalf of the Executive at the time the payment subject to the excise tax under section 4999 of the Code is paid to the Executive.  If Executive disagrees with the Company’s determination pursuant to this paragraph, Executive and Company shall mutually designate a nationally certified public accounting firm to determine the proper amount payable pursuant to this paragraph.

In the event it is subsequently determined by the Internal Revenue Service or a court of competent jurisdiction that the Executive owes excise taxes under Code Section 4999 that are in excess of the amount of the Gross-Up Payment, the Company shall make an additional Payment to the Executive in an amount sufficient to enable the Executive, after payment of all Federal, state and local income, excise and employment taxes on such additional Payment, as well as penalties and interest owed with respect to the previous underpayment of the excise tax under section 4999 of the Code, to pay the additional excise tax and interest and penalties imposed on the Executive.  The calculation of this additional Payment will be made assuming that the Executive pays Federal, state and local income taxes at the highest marginal rate of tax in each case.  This additional Payment will be paid to or on behalf of the Executive before the due date of the additional excise tax but no later than the last day of the calendar year following calendar year in which the underlying taxes are remitted to the government.  If Executive disagrees with the Company’s determination pursuant to this paragraph, Executive and Company shall mutually designate a nationally certified public accounting firm to determine the proper amount payable pursuant to this paragraph.

Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any Payments by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise) would result in an “excess parachute payment” within the meaning of Section 280G(b)(i) of the Code, but that no portion of the Payments would be treated as excess parachute payments if the aggregate amount of the Payments were reduced then the Payments shall be reduced to the “Reduced Amount”. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be an excess parachute payment under Section 280G(b)(i) of the Code.  For purposes of this provision, present value shall be determined in accordance with Section 280G(d)(4) of the Code.  Notwithstanding the preceding portions of this paragraph, Executive shall receive whichever of the following results in the largest after tax amount: i) the Reduced Amount, or ii) the sum of Payments and such Gross Up Payment as may be attributable to them.

Any determinations with respect to the amount of any Reduced Amount and the Payments that are to be reduced hereunder shall be made by the Company.  If Executive disagrees with the Company’s determination pursuant to this paragraph, Executive and Company shall mutually designate a nationally certified public accounting firm to determine the proper amount payable pursuant to this paragraph.

The decision as to which Payments are to be reduced shall be made (A) only from Payments that reasonably may be characterized as “parachute payments” under Section 280G of the Code; (B) first from Payments that are required to be made in cash, (C) first with respect to any amounts that are not payable pursuant to a “nonqualified deferred compensation plan” subject to Section 409A of the Code, until those payments have been reduced to zero, and (D) in reverse chronological order, to the extent that any Payments subject to reduction are made over time (e.g., in installments).  In no event, however, shall any Payments be reduced if and to the extent such reduction would cause a violation of Section 409A of the Code or other applicable law.

(f)           Severance Payments. The parties acknowledge and agree that except for the amounts payable to the Executive under Sections 6, 9(d), 9(e) and 23 (the “Severance Payments”) or any applicable benefit plan, such Severance Payments shall be in lieu of all other claims that the Executive may make by reason of any such termination of her employment, it being understood and agreed that Section 10 (Indemnification) shall survive expiration of this Agreement, and that, as a condition to receiving the Severance Payments, the Executive shall execute a release of claims substantially in the form of the releases attached hereto as Exhibit A. Within two business days of the Date of Termination, the Employer shall deliver to the Executive the form of release of claims for the Executive to execute. The Executive will forfeit all rights to the Severance Payment if the Executive fails to execute and deliver the release within thirty (30) days of delivery of the release to the Executive.  The Severance Payments shall be paid in a single lump sum within three business days following the expiration of the revocation period without the release being revoked.

(g)           Section 409A.  To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to the Executive and the Company, and the parties shall promptly execute any amendment reasonably necessary to implement this Section 9(h).  To the extent possible, each provision of this Agreement shall be interpreted and applied in a manner so as not to result in any 409A Penalty being applied to Executive.

(i)           For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement including, without limitation, each severance payment and COBRA continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments.

(ii)         The Executive will be deemed to have a Date of Termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Code Section 409A.

(iii)           Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service, (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable on account of such separation from service to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (“the Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon the Executive’s death, if earlier), together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided.   To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, the Executive shall pay the cost of such benefit during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(iv)           (A) Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (B) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (C) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

(v)           Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

10.           Indemnification. During the Employment Period and thereafter, the Employer agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Employer, or the Executive’s service in any such capacity or similar capacity with an affiliate of the Employer or other entity at the request of the Employer, both prior to and after the Effective Date, and to promptly advance to the Executive or the Executive’s heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Employer. During the Employment

Period and thereafter, the Employer also shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its directors and other executive officers. If the Executive or Employer has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, party having such knowledge will give the other party prompt written notice thereof. The Employer shall be entitled to assume the defense of any such proceeding and the Executive will use all reasonable efforts to cooperate with such defense.

11.           Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

(i)           If to the Employer:
Cosi, Inc.
1751 Lake Cook Road, Suite 600
Deerfield, Illinois 60015
Attention:

(ii)           If to the Executive:
___________________________
Address last shown on the Employer’s Records

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

12.           Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

13.           Effect on Other Agreements. The provisions of this Agreement shall supersede the terms of any plan, policy, agreement, award or other arrangement of the Employer (whether entered into before or after the Effective Date) to the extent application of the terms of this Agreement is more favorable to the Executive.

14.           Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 6, 7, 9, 10, 11, 12, 13, 15, 16, 17, 19, 20, 22 and 24 hereof and this Section 14 shall survive the termination of employment of the Executive. In addition, all obligations of the Employer to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

15.           Assignment.  The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Employer hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Employer or similar transaction involving the Employer or a successor corporation. The Employer shall require any successor to the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

16.           Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

17.           Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

18.           Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

19.           Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Illinois (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

20.           Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein.

21.           Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

22.           Withholding. The Employer may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling; provided that any withholding obligation arising in connection with the exercise of a stock option or the transfer of stock or other property shall be satisfied through withholding an appropriate number of shares of stock or appropriate amount of such other property.

23.           Attorney’s Fees.  Company shall pay for Executive’s legal fees in connection with this Agreement in an amount not to exceed $10,000.00.

24.           Definitions.

“Accrued Benefits” means (i) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Employer; (ii) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 6; and (iii) any other benefits or amounts due and owing to the Executive under the terms of any plan, program or arrangement of the Employer.

“Cause” shall mean the following (i) the Executive’s conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law; (ii) the Executive’s continued failure to perform her job functions hereunder or carry out a lawful directive from the Board; (iii) an act of fraud or willful and material misconduct by the Executive; (iv) a material breach of Section 4 or Section 7(d)(i)(B) or (C); (v) the hiring of any person who was an employee of the Employer within 180 days prior to such hiring, other than to perform services for the benefit of the Employer; or (vi) the commission of an act involving moral turpitude which has a material adverse effect on the reputation of the Company. Anything herein to the contrary notwithstanding, the Executive shall not be terminated for “Cause” hereunder unless as to clause (ii) of this paragraph, she is given 20 days to cure the neglect or conduct that is the basis of such claim.

“Change in Control” means the occurrence of one or more of the following events: (i) any “person” (as such terms is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 as amended (the “Act”)) or “group” (as such term is used in Section 14(d)(d) of the Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Act) of more than 50% of the voting Stock of the Employer; (ii) the majority of the Board of Directors of the Employer (the “Board”) consists of individuals other than Incumbent Directors, which term means the members of the Board on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; (iii) the Employer transfers all or substantially all of its assets or business (unless the shareholders of the Employer immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Employer, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Employer); or (iv) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the shareholders of the Employer immediately prior to the transaction hold, directly or indirectly, more than 50% of the Voting Stock of the Employer or the Employer’s ultimate parent company if the Employer is a subsidiary of another corporation (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by Affiliates of such other company in exchange for stock of such other company). Under no circumstances, and in no event shall any capital infusion effectuated by the Employer, duly authorized by its Board of Directors (including without limitation transactions in the public or private equity markets) constitute a “Change In Control” within the meaning of this Agreement regardless whether thereafter any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 as amended (the “Act”)) or “group” (as such term is used in Section 14(d)(d) of the Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Act) of more than 50% of the voting Stock of the Employer or that, immediately after consummation of such transaction, the shareholders of the Employer immediately prior to the transaction do not hold, directly or indirectly, more than 50% of the Voting Stock of the Employer or the Employer’s ultimate parent company if the Employer is a subsidiary of another corporation (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by Affiliates of such other company in exchange for stock of such other company).  For purposes of this Change in Control definition, the “Employer” shall include any entity that succeeds to all or substantially all of the business of the Employer and “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.  Notwithstanding the foregoing, for purposes of the payment of any moneys deemed deferred compensation under Code Section 409A, an event shall not be considered to be a Change in Control hereunder unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A.

“Company Affiliate” means any entity controlled by, in control of, or under common control with, the Employer.

“Company Confidential Information” means information known to the Executive to constitute trade secrets or proprietary information belonging to the Employer or other confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the terms of any existing or pending lending transaction between Employer and an existing or pending client or customer (as the phrase “client or customer” is defined in Section 7(d)(i) hereof), in each case, received by the Executive in the course of her employment by the Employer or in connection with her duties with the Employer. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Employer, information publicly available or generally known within the industry or trade in which the Employer competes and information or knowledge possessed by the Executive prior to her employment by the Employer, shall not be considered Company Confidential Information.

“Competes With” or “Competitive” refers to an entity which as part of its business operates franchise fast casual bakery café concept restaurants and where one of such restaurants (either franchised or owned) is within three (3) miles of a circular area of three (3) miles radius in which are located ten (10) or more restaurants owned or franchised by the Company.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability pursuant to Section 8(a)(ii)(A), 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period; (iii) if the Executive’s employment is terminated by the Employer pursuant to Section 8(a)(ii)(B) or by the Executive pursuant to Section 8(a)(iii), the date specified in the Notice of Termination; or (iv) if the Executive’s employment is terminated during the Employment Period other than pursuant to Section 8(a), the date on which Notice of Termination is given.

“Extended Term” shall have the meaning set forth in Section 2.

“Good Reason” means, unless agreed to in writing by Executive (i) a material reduction in Executive’s Base Salary; (ii) a material reduction in Executive’s authority, responsibilities or duties; or (iii) any material breach of the terms of this Agreement which, as to (i), (ii), and/or (iii) is not cured within thirty (30) days after the Executive’s delivery of a written notice of such to Employer, provided that in order for there to be Good Reason, Executive must terminate her employment with the Employer within thirty (30) days following expiration of the thirty (30) day cure period.  It shall not be Good Reason if the shareholders of the Company do not elect or reelect Executive to the Company’s Board of Directors.

“Non-Compete Period” means the period commencing on the Effective Date and ending twelve months after the earlier of the expiration of the Employment Period or the Executive’s Date of Termination.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

COSI INC.

By:	/s/ Mark S. Demilio
Name: Mark S. Demilio
Title: Chairman of the Board

EXECUTIVE

/s/ Carin Stutz
Carin Stutz

EXHIBIT A

General Release of Claims If Executive
Is 40 Years-Old or Older on the Date of Execution

Consistent with Section 9(f) of the Employment Agreement dated December __, 2011 between me and Cosi, Inc. (the “Employment Agreement”) and in consideration for and contingent upon my receipt of the Severance Payments set forth in Section 9 of the Employment Agreement, I, for myself, my attorneys, heirs, executors, administrators, successors, and assigns, do hereby fully and forever release and discharge Cosi and its affiliated entities, as well as their predecessors, successors, assigns, and their current or former directors, officers, partners, agents, employees, attorneys, and administrators from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which I have or may have against any of them arising out of or in connection with my employment by Cosi, the Employment Agreement, the termination of my employment with Cosi, or any event, transaction, or matter occurring or existing on or before the date of my signing of this General Release, except that I am not releasing any claims to vested benefits under ERISA, any other right to indemnification that I may otherwise have, or any claims arising after the date of my signing this General Release. I agree not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are lawfully released herein. I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are lawfully released herein. I represent and warrant that I have not previously filed or joined in any such claims, demands or entitlements against Cosi or the other persons released herein and that I will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such claims, demands or lawsuits.

This General Release specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages including as to amount, manner, method or frequency of payment), claims concerning recruitment, hiring, termination, salary rate, severance pay, stock options, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by me or on my behalf in any suit, charge of discrimination, or claim against Cosi or the persons released herein.

I acknowledge that I have been given an opportunity of twenty-one (21) days to consider this General Release and that I have been encouraged by Cosi to discuss fully the terms of this General Release with legal counsel of my own choosing. Moreover, for a period of seven (7) days following my execution of this General Release, I shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over. If I elect to revoke this General Release within this seven-day period, I must inform Cosi by delivering a written notice of revocation to ______________________________________________________________, no later than 11:59 p.m. on the seventh calendar day after I sign this General Release. I understand that, if I elect to exercise this revocation right, this General Release shall be voided in its entirety at the election of Cosi and Cosi shall be relieved of all obligations to make the Severance Payments described in Section 9 of the Employment Agreement. I may, if I wish, elect to sign this General Release prior to the expiration of the 21-day consideration period, and I agree that if I elect to do so, my election is made freely and voluntarily and after having an opportunity to consult counsel.

AGREED:

Date

2